From the President

October 29, 2013

TO: All Members

SUBJECT: Third Quarter Financial Results and Dividend Payment

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $43.5 million for the third quarter of 2013, compared to $33.0 million in the third quarter of 2012

•	A dividend of 1.50 percent annualized, compared to 1.00 percent last quarter

We believe these results show sustained and steady progress, as well as adding to our support of affordable housing and community development in our region. Please see the news release for additional details on our unaudited financial results for third quarter.

Dividend Payment

Based on our performance, the Board of Directors declared the dividend of 1.50 percent annualized, which is a significant increase over prior quarters. The dividend will be calculated on stockholders’ average capital stock held during the period July 1 to September 30, 2013, and will be credited to your demand deposit account (DDA) tomorrow, October 30.

As a reminder, our quarterly conference call is scheduled for Friday, November 1, at 9:30 a.m. If you have yet to register, you may do so by clicking here. Should you have questions regarding these announcements, please contact your relationship manager or me directly.

Sincerely,

Winthrop Watson
President and Chief Executive Officer